Exhibit 21.

Subsidiaries of Mesaba Holdings, Inc.

Mesaba Holdings, Inc. has two wholly owned, direct subsidiaries:

1.             Mesaba Aviation, Inc., a Minnesota corporation;

2.             Big Sky Transportation Co., a Montana corporation.

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